                                                                     EXHIBIT 10b



                 COINSURANCE LIFE, ANNUITY AND DISABILITY INCOME
                              REINSURANCE AGREEMENT

                              Entered into between

                        EMPLOYERS REASSURANCE CORPORATION
                                       of
                              Overland Park, Kansas
                      (hereinafter called the CORPORATION)

                                       and

                           OHIO LIFE INSURANCE COMPANY
                                       of
                                 Hamilton, Ohio
                         (hereinafter called the CEDANT)

                         EFFECTIVE DATE: January 1, 1995
                         TRANSFER DATE: October 2, 1995

In consideration of the mutual covenants hereinafter contained, the parties hereto do hereby agree as follows:


                                    ARTICLE I

APPLICATION OF AGREEMENT. This agreement applies to loss under the policies described in the following Schedule (hereinafter called policies or policy) paid by the CEDANT on or after the effective date of this agreement.

                              Policy Form Schedule

        All individual life, annuity and disability income insurance contracts of the CEDANT in force on the effective date of this agreement and issued by the CEDANT to become effective on or after the effective date of this agreement, including all riders originally written therewith or later added thereto.

        All supplementary insurance contracts of the CEDANT in force on the effective date of this agreement and issued by the CEDANT to become effective on or after the effective date of this agreement.

        All structured settlements of the CEDANT in force on the effective date of this agreement and written by the CEDANT to become effective on or after the effective date and prior to the transfer date of this agreement.

        All individual accident and health insurance contracts issued by Ohio Casualty Insurance Company before the effective date of this agreement and reinsured by CEDANT, including all riders originally written therewith.

        All group life insurance of the CEDANT (including plans issued to its agents and to its affiliates) in force on the effective date of this agreement and issued by the CEDANT to become effective on or after the effective date of this agreement.

        All group accident and health insurance of the CEDANT (including accidental death and dismemberment plan issued to its affiliate) in force on the effective date of this agreement and issued by the CEDANT to become effective on or after the effective date of this agreement.

        All group life insurance policies reinsured by the CEDANT prior to the effective date of this agreement and certificates issued thereunder to become effective on or after the effective date of this agreement.

        All group accident and health insurance policies (including long term care) reinsured by the CEDANT prior to the effective date of this agreement and certificates issued thereunder to become effective on or after the effective date of this agreement.

The word "policies" includes conversions, replacements, exchanges and reinstatements thereof.

The term "other reinsurance" means those contracts entered into by the CEDANT with insurance companies other than the CORPORATION which reinsure the policies.

                                   ARTICLE II

REINSURANCE AND MISCELLANEOUS OBLIGATIONS. The CORPORATION is obligated to the CEDANT for 100% of loss to which this agreement applies.

The CORPORATION is also obligated to the CEDANT for 100% of each of the following three items: (1) experience refund payments made by the CEDANT under the policies; (2) premium and other deposit fund payments made by the CEDANT to the insureds under the policies; (3) supplementary contract payments made by the CEDANT to the insureds under the policies. For purposes of this paragraph, the word "insureds" includes policy owners and policy beneficiaries. The three preceding items are hereinafter referred to as miscellaneous obligation payments.

                                   ARTICLE III

DEFINITION OF LOSS. The word "loss" means only those amounts which are actually paid by the CEDANT for benefits afforded under the policies, in settlement of claims for benefits under the policies, or in satisfaction of judgments for benefits under the policies, provided that, in the event of insolvency of the CEDANT, "loss" shall mean the amount of policy benefits which the CEDANT has incurred or is liable for, and payment by the CORPORATION shall be made to the liquidator, receiver or other statutory successor of the CEDANT in accordance with the provisions of the Insolvency Clause attached to and made a part of this agreement. The word "loss" includes cash values paid by the CEDANT because of policy surrenders. The word "loss" includes policy settlement options which have been selected even though they remain unpaid by the CEDANT. The word "loss" excludes:

(a)     claim expenses;

(b)     salaries paid to employees of the CEDANT;

(c) any amount paid by the CEDANT for punitive, exemplary or compensatory damages arising out of the conduct of the CEDANT in the investigation, trial or settlement of any claim or failure to pay or delay in payment of any benefits under any policy; provided that, this subparagraph (c) shall not apply if the CORPORATION has, in advance of any such conduct by the CEDANT, counseled with the CEDANT and concurred in the CEDANT'S course of conduct;

(d) any statutory penalty imposed upon the CEDANT because of any unfair trade practice or any unfair claim practice;

(e) claims under litigation as of the effective date of this agreement, including, but not limited to, those which are listed by attachment to this agreement;

(f) claims with respect to which litigation is overly threatened prior to the effective date of this agreement, including, but not limited to, those which are listed by attachment to this agreement;

(g)     amounts collected under other reinsurance.

                                   ARTICLE IV

POLICY LOANS. The CORPORATION shall be obligated to the CEDANT for the policy loan increases. The CEDANT shall be obligated to the CORPORATION for the policy loan decreases.

                                    ARTICLE V

PRODUCER COMMISSION. The CORPORATION is obligated to the CEDANT for the commissions paid by the CEDANT to its producers of the policies.

                                   ARTICLE VI

INITIAL CONSIDERATION. The CEDANT is obligated to the CORPORATION for an initial consideration equal to 100% of the life and accident and health policy reserves as of the effective date, plus miscellaneous reserves and liabilities as of the effective date, less policy loans as of the effective date, and less miscellaneous assets as of the effective date ($337,602,844). The obligation calculated in accordance with the preceding sentence shall be segregated as follows:

1. Assets pertaining to a $140,000,000 part thereof shall be deposited on August 3, 1995 into a Custodial Account between CEDANT, the CORPORATION and Great Southern Life Insurance Company; and

2. Assets pertaining to the remaining part thereof as of the effective date shall be adjusted by the proportionate increase or decrease between July 28, 1995 an the last trading day preceding the transfer date in the value of the 6.5% U.S. Treasury Bond due May 15, 2005, as quoted by Solomon Brothers at 5:00 p.m. New York time.

The CORPORATION is obligated to the CEDANT for a ceding commission of $48,200,000 minus the ceding commission adjustment.

The ceding commission shall also be increased or decreased by the decrease or increase in subparagraph 1 above from July 28, 1995 to the transfer date and by the decrease or increase in subparagraph 2 above from July 28, 1995 to the transfer date.

The ceding commission adjustment is defined as the CEDANT'S statutory earnings before taxes from the effective date of this agreement to the transfer date of this agreement as taken from line 29 of the Analysis of Operations by Lines of Business for the CEDANT's 1995 third quarter end statutory statement and as computed by the CEDANT on a basis consistent with practices used by the CEDANT as of December 31, 1994:

(a) less investment income assumed at the rate of 7.5% per annum for the period from the effective date to the transfer date on the outstanding balance of capital and surplus plus the Asset Valuation Reserve and the Interest Maintenance Reserve all as of the effective date;

(b) plus 15% of general expenses incurred (direct and allocated), premium taxes, licenses and fees incurred from the effective date to the transfer date;

(c) plus the increase or minus the decrease in the CEDANT's life and accident and health policy reserves and miscellaneous reserves and liabilities from the effective date to the transfer date;

(d) plus the decrease or minus the increase in the policy loans from the effective date to the transfer date;

(e) plus the decrease or minus the increase in the miscellaneous assets from the effective date to the transfer date;

(f) plus the losses incurred or minus the gains received between the effective date and the transfer date on claims identified in subparagraphs (e) and (f) of the definition of loss.

"Miscellaneous reserves and liabilities" means the sum of the following:

(1)     reserves for supplementary contracts;

(2)     policy and contract claims;

(3)     liability for premium and other deposit funds;

(4)     provision for experience rating refunds;

(5)     due or accrued agents commissions;

(6) commissions and expense allowances on reinsurance described in the Policy Form Schedule contained in Article I;

(7)     premiums due or accrued on other reinsurance;

(8)     advance premiums.

"Miscellaneous assets" means the sum of the following:

(1)     gross due and deferred life premiums;

(2)     gross due accident and health premiums;

(3)     amounts recoverable under other reinsurance.

                                   ARTICLE VII

REINSURANCE PREMIUM. The CEDANT is obligated to the CORPORATION for reinsurance premiums after the effective date of this agreement, in accordance with Article
VI. At the end of each calendar quarter after the transfer date, the CEDANT shall owe the CORPORATION a reinsurance premium equal to the policies' insurance premium collected by the CEDANT during the quarter, less premiums on other reinsurance after reduction for allowances thereon, plus considerations for supplementary contracts and other deposit funds collected by the CEDANT. The CORPORATION shall owe the CEDANT an expense allowance equal to the following percentages of this agreement's reinsurance premium after the transfer date:

                      Life reinsurance premium:           20%
                      Disability reinsurance premium:     20%
                      Annuity reinsurance premium:       6.5%

The CORPORATION shall owe the CEDANT an expense allowance in an amount equal to
 .0625% of the assets set forth in the 1995 Escrow Agreement between the CORPORATION and Great Southern Life Insurance Company, as of the end of each calendar quarter after the transfer date.

                                  ARTICLE VIII

REPORTING, ACCOUNTING AND SETTLEMENTS. On the transfer date, the CEDANT will pay the CORPORATION the estimated initial consideration calculated per the first sentence of the first paragraph of Article VI, minus the ceding commission, as adjusted by the third paragraph of Article VI and minus the ceding commission adjustment. Within 30 days after the transfer date, the CEDANT shall pay the CORPORATION the amount by which the actual net amount due under Article VI exceeds the previously paid estimate (or the CORPORATION shall return the amount by which the estimate exceeded the actual). Within 25 days after the end of each calendar quarter after the transfer date, the CEDANT or its administrator shall furnish to the CORPORATION a report (in a form satisfactory to the CORPORATION) of the following information for the quarter:

A.      The following amounts due the CORPORATION:

        1.     Reinsurance premium;
        2.     Policy loan decrease;

B.      The following amounts due the CEDANT:

        1.     Producer commission paid;
        2.     Reinsurance losses paid;
        3.     Expense allowance;
        4.     Policy loan increase;
        5.     Miscellaneous obligation payments;

C.      Balance due CORPORATION or CEDANT.

If the amount shown in subparagraph C is due the CORPORATION, the CEDANT'S payment thereof shall accompany the report. If the amount shown in subparagraph C is due the CEDANT, the CORPORATION'S payment thereof shall be made to the CEDANT within 25 days after the CORPORATION receives the CEDANT'S report.

The CEDANT agrees to pay to the CORPORATION simple interest on the estimated net initial consideration per Article VI not received by the CORPORATION on the transfer date and on the difference between estimated and actual from the transfer date until the difference is received by the CORPORATION (or the CORPORATION will pay the CEDANT interest on the part of the estimated which is returned to the CEDANT). The CORPORATION and the CEDANT each agree to pay the other simple interest on all amounts due and not remitted within 45 days after the end of any calendar quarter.

The interest rate for the late quarterly payments and for funds remitted subsequent to the transfer date is the three month LIBOR rate at noon indicated by Solomon Brothers, New York, on the last day of the quarter involved or as of September 30, 1995 with respect to transfer date payments.

The report for the third calendar quarter of each calendar year shall include the information pertaining to the policies which is necessary for preparing the CORPORATION'S Annual Statement. The report for the fourth calendar quarter of each calendar year shall include the CEDANT'S cash flow analysis for the policies which is sufficient for the CORPORATION'S use in preparing its actuarial opinion.

                                   ARTICLE IX

CLAIMS. The CEDANT shall itself investigate, pay, settle or defend all claims arising under the policies or contract with another company (satisfactory to the CORPORATION) to do so. Other than with respect to damages to which this agreement may apply by virtue of subparagraph (c) of the definition of loss, the CORPORATION will abide by the claim handling decisions of the CEDANT or of its administrator.

                                    ARTICLE X

INSPECTION OF RECORDS. The CORPORATION may inspect the records of the CEDANT pertaining to the policies.

                                   ARTICLE XI

ADMINISTRATION. The CORPORATION has no responsibility or authority to administer the insurance afforded by the policies. The CORPORATION has the right to review and require changes to the administration agreement to be entered into by the CEDANT with respect to the policies.

                                   ARTICLE XII

INSOLVENCY CLAUSE. The Insolvency Clause attached to this agreement is hereby made a part of this agreement.

                                  ARTICLE XIII

ASSIGNMENTS AND CHANGES OF INTEREST. No assignment or change of either party's interest hereunder, whether voluntary of involuntary and whether by merger or reinsurance of its entire business with another company or otherwise, shall be binding upon the other party, provided that this article does not apply to:

(1) the CORPORATION'S assignment of its interests and liabilities as the reinsurer to Great Southern Life Insurance Company, but only with respect to those policies on which said company is not named as the direct insurer;

(2) the CEDANT's assignment of its rights and duties as the ceding company to Great Southern Life Insurance Company, but only with respect to those policies on which said company is named as the direct insurer.

                                   ARTICLE XIV

OFFSET. The CEDANT or the CORPORATION may offset any balance, whether on account of premiums, commissions, loss or claim expenses due from one party to the other under this agreement or under any other reinsurance agreement heretofore or hereafter entered into between the CEDANT and the CORPORATION, whether acting as ceding company or assuming reinsurer.

                                   ARTICLE XV

ENTIRE AGREEMENT. This agreement shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no other understandings between the parties other than as expressed in this agreement. Any change or modification to this agreement shall be null and void unless made by amendment to this agreement and signed by both parties.

                                   ARTICLE XVI

RECAPTURE. The CORPORATION has no obligation to allow the CEDANT to recapture the policies.

                                  ARTICLE XVII

TERMINATION. Either party shall have the right to terminate this agreement with respect to new business by giving to the other party not less than 90 days advance notice, by registered mail or express delivery service, stating the first day of any calendar quarter which shall be the termination date.

This agreement does not apply to policies issued to become effective on or after the termination date.

If the CORPORATION does not permit recapture, the reinsurance afforded by this agreement applicable to each policy in force on the termination date shall continue to apply thereto until the policy naturally expires.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in duplicate.

                                                  EMPLOYERS REASSURANCE
     OHIO LIFE INSURANCE COMPANY                       CORPORATION
By:___________________________________    By:___________________________________

Title:________________________________    Title:________________________________

Date:_________________________________    Date:_________________________________


By:___________________________________    By:___________________________________

Title:________________________________    Title:________________________________

Date:_________________________________    Date:_________________________________

                                INSOLVENCY CLAUSE

        The ceding insurer and the reinsurer agree that, in the event of the insolvency of the ceding insurer, as to all reinsurance made, ceded, renewed or otherwise becoming effective after the effective date of this agreement, the reinsurance shall be payable by the reinsurer on the basis of the amount of liability of the ceding insurer under the contract or contracts reinsured, without diminution because of the insolvency of the ceding insurer; furthermore, that such amount shall be paid directly to the ceding insurer or its liquidator, receiver or other statutory successor.

        It is understood and agreed, however, that the obligations of the ceding company as set forth in the reinsurance contract, including, among others, the duty to investigate, settle and defend all claims arising under policies with respect to which reinsurance is afforded by this agreement, shall remain unimpaired and unaffected by the insolvency of the ceding insurer and shall be assumed by the liquidator, receiver or statutory successor of the ceding insurer in the liquidation or receivership proceeding and that such liquidator, receiver or statutory successor shall give written notice to the reinsurer of the pendency of a claim against the ceding insurer on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the ceding insurer, its liquidator, receiver or statutory successor. The expense thus incurred by the reinsurer shall be chargeable, subject to court approval, against the insolvent ceding insurer as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding insurer solely as the result of the defense undertaken or asserted by the reinsurer.

        Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance agreement as though such expense had been incurred by the ceding insurer.

        Nothing hereinabove set forth in this insolvency clause shall in anywise change the relationship or status of the parties hereto, to wit, that of ceding insurer and reinsurer, nor enlarge the obligations of either party to each other, except as specifically hereinabove provided, to wit, to pay the statutory successor on the basis of the amount of liability of the ceding insurer under the contract or contracts reinsured, rather than on the basis of the actual amount of loss (dividends) paid by the liquidator, receiver or statutory successor to allowed claimants, nor shall anything in this insolvency clause in any manner create any obligations or establish any rights against the reinsurer in favor of any third parties or any persons not parties to this reinsurance contract.